Exhibit 99.1

BIOLASE ANNOUNCES 1-FOR-5 REVERSE STOCK SPLIT

COMMON STOCK WILL BEGIN TRADING ON SPLIT-ADJUSTED BASIS ON MAY 11

IRVINE, CA (May 10, 2018) – BIOLASE, Inc. (NASDAQ:BIOL) (“BIOLASE” or the “Company”), today announced that at its annual meeting of stockholders held on May 9, 2018, the Company’s stockholders granted the Board of Directors the discretion to effect a reverse stock split of BIOLASE’s common stock at a ratio of not less than 1-for-5 and not more than 1-for-15. Immediately after the annual meeting, the Board of Directors approved the reverse stock split of BIOLASE’s common stock, through an amendment to BIOLASE’s charter, at a ratio of 1 post-split share for every 5 pre-split shares. The 1-for-5 reverse stock split will become effective at 11:59 p.m. ET on Thursday, May 10, 2018 (the “Effective Date”), and Company common stock will begin trading on a split-adjusted basis at the opening of the market on May 11, 2018.

The 1-for-5 reverse stock split will reduce the number of outstanding shares of Company common stock from approximately 102,380,238 shares to approximately 20,470,047 shares. Proportional adjustments will be made to the number of shares of BIOLASE’s common stock issuable upon exercise or conversion of BIOLASE’s outstanding equity awards and warrants, as well as the applicable exercise price. The number of authorized shares of Company common stock will be reduced from 200,000,000 to 40,000,000 shares.

The purpose of the 1-for-5 reverse stock split is to raise the per share trading price of Company common stock to continue its listing on the Nasdaq Capital Market. To maintain listing, the Nasdaq Capital Market requires, among other things, that a company’s common stock maintain a minimum bid price of at least $1.00 per share for ten consecutive trading days (the “Minimum Bid Price”).

BIOLASE Chairman of the Board, Jonathan T. Lord, M.D., said, “While we can’t guarantee that the 1-for-5 reverse stock split will result in a sustainable increase in the price of our common stock above the Minimum Bid Price, we believe it is in the best interests of our stockholders to take whatever steps are available to us to maintain the trading of our common stock on the Nasdaq Capital Market. Also, our expectation is that the decrease in the number of shares of our outstanding common stock stemming from the reverse stock split, and the anticipated increase in the price per share, could promote greater liquidity for our stockholders with respect to BIOLASE stock.”

“We also believe that a higher price of our common stock could help improve the marketability of our stock to, and acceptance by, institutional investors, research analysts and other members of the investing public,” Dr. Lord added, “In addition, if the reverse stock split is successful in helping to produce a sustainable increase in the per share price of our common stock above the Minimum Bid Price, it could enhance our ability to attract and retain employees and service providers.”

Information for BIOLASE Stockholders

At the effective time of the reverse stock split, BIOLASE stockholders will receive one new share of Company common stock for every five shares held. Record holders of Company common stock who hold such shares in certificated form will receive a letter of transmittal shortly after the Effective Date with instructions for the exchange of existing stock certificates for book-entry shares representing the post-reverse split shares. Record

BIOLASE Announces 1-for-5 Reverse Stock Split

holders of Company common stock in uncertificated book-entry form will receive a transaction statement with respect to the exchange of such shares for post-reverse split shares. Computershare Trust Company, N.A., the transfer agent for Company common stock, will act as the exchange agent, and can be contacted at (800) 546-5141.

BIOLASE will not issue fractional shares as a result of the reverse stock split. Instead, Computershare will aggregate all fractional shares and arrange for them to be sold in a timely manner after the effective time of the reverse stock split at the then prevailing prices on the Nasdaq Capital Market. After such sale and, in the case of holders of certificated common stock, upon the surrender of the stock certificates representing such shares, Computershare will pay to each holder of record such holder’s pro rata share of the net proceeds derived from the sale of the fractional interest to which such holder would otherwise be entitled.

For more information on the reverse stock split, please refer to BIOLASE’s proxy materials for the 2018 annual meeting of stockholders, which can be accessed through the investor portion of BIOLASE’s website at http://www.biolase.com.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including three-dimensional CAD/CAM intra-oral scanners and digital dentistry software. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 245 patented and 75 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold over 36,800 laser systems to date in over 90 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on Waterlase® iPlus™, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including the expected benefits of the reverse stock split. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, those risks and uncertainties that are described in the “Risk Factors” section of BIOLASE’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as other risks and uncertainties set forth from time to time in the reports we file with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

BIOLASE Announces 1-for-5 Reverse Stock Split

For further information, please contact:

BIOLASE, Inc.

John R. Beaver

Interim Chief Executive Officer,

Senior Vice President and Chief Financial Officer

jbeaver@biolase.com

888-424-6527

DresnerAllenCaron

Rene Caron (Investors)

rcaron@dresnerallencaron.com

949-474-4300 (office)

949-813-6945 (mobile)

Len Hall (Financial Media)

lhall@dresnerallencaron.com

949-474-4300 (office)

949-280-0413 (mobile)